Exhibit 2(b)

                              THE JAPAN FUND, INC.

                            Amendment to the By-Laws

            On January 28, 1993, the Board of Directors of The Japan Fund, Inc. adopted the following resolution amending the By-Laws of each Fund:

                  RESOLVED, that pursuant to Article II, Section 1 of the Fund's By-Laws, the Board of Directors may from time to time designate and appoint one or more qualified persons to the position of "honorary director". Article II of the Fund's By-Laws are hereby amended to read as follows:

                           Section 1A. Powers. An honorary director shall be
                  invited to attend all meetings of the Board of Directors but shall not be present at any portion of a meeting from which the honorary director shall have been excluded by vote of the directors. An honorary director shall not be a "Director" or "officer" within the meaning of the Corporation's Certificate of Incorporation or of these By-Laws, shall not be deemed to be a member of an "advisory board" within the meaning of the Investment Company Act of 1940, as amended from time to time, shall not hold himself out as any of the foregoing, and shall not be liable to any person for any act of the Corporation. Notice of special meetings may be given to an honorary director but the failure to give such notice shall not affect the validity of any meeting or action taken thereat. An honorary director shall not have the powers of a Director, may not vote at meetings of the Board of Directors and shall not take part in the operation or governance of the Corporation. An honorary director shall receive such compensation as determined by the Board of Directors and may, in the discretion of the Board of Directors, be reimbursed for expenses incurred in attending meetings of the Board of Directors or otherwise.

                  Section 2A. Number - Election - Term. An honorary director shall serve for such term as shall be specified in the resolution of the Board of Directors appointing him or her until his or her earlier resignation or removal.

                  Section 5A. Removal. An honorary director may be removed from such a position with or without cause by the vote of a majority of the Board of Directors given at any regular meeting or special meeting.